                                                             File No. 070- 10162

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-1/A
                                 AMENDMENT NO. 6
                                       TO
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

                             Utility Holding, LLC
                           200 West Ninth Street Plaza
                                    Suite 411
                           Wilmington, Delaware 19801

        (Name of companies filing this statement and address of principal executive offices)

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

 (Name of top registered holding company parent of each applicant or declarant)

                                 Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary
                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002
                                 (713) 207-7451

                   (Names and addresses of agents for service)

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                 The Commission is also requested to send copies
            of any communications in connection with this matter to:

James R. Doty                              Margo S. Scholin
Joanne C. Rutkowski                        Baker Botts L.L.P.
Stephanie Smith                            3000 One Shell Plaza
Baker Botts L.L.P.                         Houston, Texas 77002-4995
The Warner                                 (713) 229-1234
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2400
(202) 639-7700

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            CenterPoint Energy, Inc. ("CenterPoint" or the "Company") and
Utility Holding, LLC (together the "Applicants") hereby provide Exhibit B-2 to their Application/Declaration in File No. 070-10162.

            This Amendment No. 6 to the Application-Declaration is intended to supplement Amendment No. 5 to the Application-Declaration ("Amendment No. 5"). Terms not defined herein shall have the meaning provided them in Amendment No. 5.

Exhibits

       A-1   Organization of ServiceCo (previously filed)

       A-2 Limited Liability Company Regulations of ServiceCo (previously filed)

       A-3   Corporate Organization Chart of CenterPoint Energy
             Incorporated and Subsidiaries (filed with Form U5S and incorporated herein by reference)

       B-1   Form of Master Services Agreement (previously filed)

       B-2   Form of Policies and Procedures Manual

       B-3   Form of Sublease Agreement (previously filed)

       B-4   Functional Organization Chart of ServiceCo (previously filed)

       B-5   Form of Intercompany Services Agreement (previously filed)

       D-1   Filing with the Minnesota Commission*

       D-2   Filing with the Mississippi Commission*

       F-1   Opinion of Counsel (previously filed)

       F-2   Past Tense Opinion of Counsel*

       H-1   Form of Notice (previously filed)

* To be filed by amendment.

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SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the Applicants have duly caused this Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date: April 1, 2005

CENTERPOINT ENERGY, INC.
and its Subsidiaries

By: /s/ Rufus S. Scott
    --------------------------
    Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary CenterPoint Energy, Inc.

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